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                                                                    EXHIBIT 99.1

               Harry's Farmers Market Restructures Relationship,
                 Announces New Hurry Sites and Bakery Location

ROSWELL, Ga.--(BUSINESS WIRE)--Nov. 4, 1997--Harry's Farmers Market, Inc. ("Harry's") (NASDAQ:HARY) announced today that it has restructured the agreement it entered into earlier this year with Progressive Food Concepts, Inc. ("PFCI"), a majority owned subsidiary of Boston Chicken, Inc. (NASDAQ:BOST).

     As part of the restructuring, PFCI redeemed the PFCI stock which Harry's received from PFCI in the initial transaction. In exchange for this redemption, Harry's has received $2.5 million and has gained additional territories in which to use certain intellectual property, including the trademarks and developmental rights to the Harry's Farmers Market and Harry's In A Hurry concepts.

     Beginning in late 1999, Harry's will be able to use its trademarks and development rights outside its current territories of Georgia and Alabama, and will be allowed to expand into Tennessee, South Carolina and North Carolina. On that same date, PFCI will be permitted to utilize Harry's intellectual property, but not the "Harry's" trademark, in Georgia and Alabama. Under the PFCI agreement, as restructured, PFCI will not be licensed to utilize the "Harry's" trademark in those five states. In early 2004, Harry's will be entitled to use its intellectual property, on a worldwide basis, concurrent with PFCI, except that Harry's ability to use the "Harry's" trademark may be limited to Georgia, Alabama, Tennessee, South Carolina and North Carolina.

     The restructuring also includes a commitment from PFCI to fund, according to a predetermined schedule, the $6.5 million balance available to Harry's under the $8 million Development Loan that was negotiated in January. This included $2.5 million at closing and an additional $4 million over the next 12 months. Harry's intends to use the additional proceeds of the Development Loan to finance the opening of new Harry's In A Hurry stores, remodel the existing megastores and for operations. The Company plans to open its third Harry's In A Hurry, which will be located at Akers Mill, later this fiscal quarter. Harry's has also just signed a lease for a Harry's In A Hurry site at Dunwoody Plaza. Harry's expects to open this fourth Harry's store during the first fiscal quarter of next year.

     Harry Blazer, CEO of Harry's, commented, "We are very excited about the restructuring of our agreement with PFCI. It gives us new opportunities to grow. We have the capital needed for the execution of our Hurry store expansion and megastore remodeling program through fiscal year 1999. It also gives us additional territories for expansion and sets a date after which there will be no geographic restrictions on the use by Harry's of our intellectual property and the knowledge acquired through our mutual consulting agreement with PFCI."